                            STOCK PURCHASE AGREEMENT


                                     AMONG


                             MASADA SECURITY, INC.


                                      AND


              RUSSELL B. JONES, ROBERT S. MOSES, DAVID R. DONNELLY
                             AND RONALD G. WALTERS



                              DATED MAY 31, 1996

                               TABLE OF CONTENTS

                                                                                                                 PAGE NO.
1.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.       SALE AND TRANSFER OF SHARES; CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.1     Shares.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.2     Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.3     Assumed Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.4     Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.5     Closing Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.6     Allowances and Adjustment Amount.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.7     Over 90 RMR Purchase Price and Holdback. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

3.       REPRESENTATIONS AND WARRANTIES OF SELLERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.1     Organization and Good Standing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.2     Authority; No Conflict.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.3     Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.4     Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.5     Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.6     Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.7     Title to Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.8     Condition and Sufficiency of Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.9     Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.10    Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.11    No Undisclosed Liabilities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.12    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.13    No Material Adverse Change.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.14    Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.15    Compliance With Legal Requirements; Governmental Authorizations. . . . . . . . . . . . . . . . . . .  19
         3.16    Legal Proceedings, Orders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.17    Absence of Certain Changes and Events. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.18    Contracts; No Defaults.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.19    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.20    Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.21    Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.22    Labor Disputes; Compliance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.23    Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.24    Product Warranties and Medical Information.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         3.25    Business Position. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         3.26    Certain Payments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         3.27    Disclosure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         3.28    Brokers or Finders.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28


4.       REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.1     Organization and Good Standing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.2     Authority; No Conflict.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.3     Investment Intent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.4     Certain Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.5     Brokers or Finders.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

5.       COVENANTS OF SELLERS PRIOR TO CLOSING DATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.1     Access and Investigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.2     Operation of the Businesses of the Company.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.3     Negative Covenant. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.4     Notification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.5     No Negotiation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.6     Best Efforts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

6.       COVENANTS OF BUYER PRIOR TO CLOSING DATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.1     Best Efforts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.2     Notification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.1     Accuracy of Representations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.2     Sellers' Performance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.3     Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.4     Additional Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.5     Monitoring Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.6     Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.7     Payoff of Bank Loan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.8     Payoff of Settlement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.9     No Proceedings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.10    No Claim Regarding Stock Ownership or Sale Proceeds. . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.11    No Prohibition.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.12    Resignations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.13    Merger with Secure America.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

8.       CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.1     Accuracy of Representations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.2     Buyer's Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.3     Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.4     No Injunction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

9.       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.1     Termination Events.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

         9.2      Effect of Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

10.      INDEMNIFICATION; REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.1    Survival.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.2    Indemnification and Reimbursement by Sellers.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.3    Indemnifications and Reimbursement by Sellers - Environmental Matters. . . . . . . . . . . . . . . .  36
         10.4    Indemnification and Reimbursement by Buyer.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.5    Procedure for Indemnification - Third Party Claims.  . . . . . . . . . . . . . . . . . . . . . . . .  37

11.      ARBITRATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         11.1    Remedies.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         11.2    American Arbitration Association.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         11.3    Selection of Arbitrator. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         11.4    Decision of Arbitrator.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         11.5    Procedures.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         11.6    Applicable Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         11.7    Judgment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         11.8    Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

12.      POST CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         12.1    Collection of Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         12.2    Tax Election.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         12.3    Alarm Accounts Included in Lost RMR. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         12.4    Business and Tax Records.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

13.      GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         13.1    Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         13.2    Public Announcements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         13.3    Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         13.4    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         13.5    Further Assurances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         13.6    Waiver.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         13.7    Entire Agreement and Modification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         13.8    Schedules. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         13.9    Assignments, Successors, and No Third-Party Rights.  . . . . . . . . . . . . . . . . . . . . . . . .  44
         13.10   Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         13.11   Section Headings, Construction.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         13.12   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         13.13   Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         13.14   Direction of Sellers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made as of May 31,
1996 by and between MASADA SECURITY, INC., a Delaware corporation ("Buyer"); RUSSELL B. JONES, an individual residing in Miami, Florida ("Jones"); ROBERT S. MOSES, an individual residing in Miami Beach, Florida ("Moses"), DAVID R. DONNELLY, an individual residing in Miami, Florida ("Donnelly"), and RONALD G. WALTERS, an individual residing in Ft. Lauderdale, Florida ("Walters") (Jones, Moses, Donnelly and, Walters are collectively referred to as the "Sellers").

                                    RECITALS

         Sellers own 100 shares of the common stock, $50.00 par value, of Alarms by HRD, Inc., a Florida corporation (the "Company"), (all of such shares in the Company are collectively referred to as the "Shares") which constitutes all of the issued and outstanding shares of capital stock of the Company. Sellers desire to sell, and Buyer desires to purchase, the Shares for the consideration and on the terms set forth in this Agreement.

                                   AGREEMENT

         The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "ACCOUNTS RECEIVABLE" OR "A/R" -- as defined in Section 3.9.

         "ADJUSTMENT AMOUNT" -- as defined in Section 2.6.

         "ALARM ACCOUNT" -- as defined in Section 3.18.

         "ASSUMED LIABILITIES" -- as defined in Section 2.3.

         "ATTRITION HOLDBACK" -- as defined in Section 2.5.

         "APPLICABLE CONTRACT" -- any Contract excluding Alarm Accounts (a) under which Company has or may acquire any rights, (b) under which Company has or may become subject to any obligation or liability, or (c) by which Company or any of the assets owned or used by Company is or may become bound.

         "BALANCE SHEET" -- as defined in Section 3.4.

         "BEST EFFORTS" -- the obligation of a Person to take affirmative steps in good faith and in a commercially reasonable manner while using its total capabilities to fulfill the required act.

         "BREACH" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

         "BUYER" -- as defined in the first paragraph of this Agreement.

         "CLOSING" -- as defined in Section 2.4.

         "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

         "CODE" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "COMPANY" -- as defined in the second paragraph of this Agreement.

         "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including:

                 (a)      the sale of the Shares by Sellers to Buyer;

                 (b) the execution, delivery, and performance of the Nonsolicitation and Nonacceptance Agreement and the Escrow Agreement.

                 (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

                 (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Company.

         "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "CONTINGENT LIABILITIES HOLDBACK" -- as defined in Section 2.5.

         "DAMAGES" -- as defined in Section 10.2.

         "ENCUMBRANCE" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, condition precedent, right of first refusal, restriction contained in an agreement among the shareholders of the Company, or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

         "ENVIRONMENTAL REQUIREMENT" -- requirements pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended and any other Legal Requirement designed:


                 (a) to advise appropriate authorities, employees, and the public of intended or actual Releases of pollutants or hazardous substances or Hazardous Materials, violations or discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment;

                 (b) to prevent or acceptably minimize the Release of pollutants or hazardous substances or materials into the environment;

                 (c) to reduce the quantities, prevent the Release, and minimize the hazardous characteristics of wastes that are generated;

                 (d) to assure that products are designed, formulated, packaged, or used so that they do not present unreasonable risks to human health or the environment when used or disposed of;

                 (e) to protect resources, species, or ecological amenities;

                 (f) to acceptably minimize the risks inherent in transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; or

                 (g) to clean up pollutants that have been Released, prevent the threat of Release, or pay the costs of such clean up or prevention.

         "ESCROW ACCOUNT" -- as defined in Exhibit 2.5(c).

         "ESCROW AGENT" -- as defined in Exhibit 2.5(c)

         "ESCROW AGREEMENT" -- as defined in Section 2.5.

         "EXCEPTION PAYMENT" -- See Lost RMR

         "ESCROW AMOUNT" -- the "Deposit" as defined in Exhibit 2.5(c).

         "EXCLUDED ASSETS" -- means the Accounts Receivable, as detailed on
Schedule 3.9, and the Loans Receivable.

         "FACILITIES" -- any real property, leaseholds, or other interests currently or formerly owned or operated by the Company (or any predecessor Person) and any buildings, plants, structures, or equipment currently or formerly owned, leased, or operated by the Company (or any predecessor Person).

         "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" -- any federal, state, local, municipal, foreign, or other government.

         "HAZARDOUS MATERIALS" -- any substance that is listed, defined, designated, or classified as, or otherwise determined to be hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Legal Requirement, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "HOLDBACK PERIOD I" -- the nine month period immediately following the Closing Date.

         "HOLDBACK PERIOD II" -- the one year period immediately following the Closing Date.

         "INDEMNIFIED PERSONS" -- as defined in Section 10.2.

         "INTELLECTUAL PROPERTY ASSETS" -- as defined in Section 3.23.

         "INTERIM BALANCE SHEET" -- as defined in Section 3.4.

         "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "INVOICE DUE DATE" -- ten (10) days after the commencement of the service period covered by such invoice.

         "KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                 (a) such individual is actually aware of such or other matter; or

                 (b) assuming a reasonably comprehensive investigation has been performed, a prudent individual could be expected to discover or otherwise become aware of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

         "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "LOANS RECEIVABLE" -- means the amounts listed on Schedule 1.

         "LOST RMR" -- means as of the end of the Holdback Period I, the Alarm Account customers which were included in RMR (a) whose accounts receivable balances (whether attributable to RMR or otherwise) are more than 90 days past due from the Invoice Due Date; (b) who have canceled or failed to renew their Contract for any reason (other than acts of God or as a direct result of Buyer's failure to perform in accordance with the Service Policy); or (c) who have been reasonably canceled or terminated by Buyer for excessive false alarms or other customer abuses. The Purchase Price Deduct for (b) above shall be subject to the following exception: if an Alarm Account (inclusive of the location as well as the customer) that would otherwise be subject to inclusion in Lost RMR either (i) executes a new Contract with Buyer or the Company at a new location or (ii) a new customer executes a new Contract with Buyer or the Company at the Alarm Account location listed on Schedule 3.18(a), then the Purchase Price Deduct for such Alarm Account shall be $75.00 (the "Exception Payment"). Buyer shall provide prior written notice to Sellers if the Company or the Buyer increases the recurring monthly revenue of the Alarm Account of a customer which was included in RMR during Holdback I. No Lost RMR shall arise with respect to any customer whose recurring monthly revenue has been increased by the Buyer or the Company after the Closing Date or if the Buyer fails to give the Sellers written notice of such increase as provided above.

         "LOST RMR OFFSET" -- means as of the end of Holdback Period I, the RMR associated with properly executed security monitoring Contracts which Sellers have presented to Buyer during the Holdback Period I on a form of Contract substantially similar to the Contract attached hereto as Exhibit 1. In no event shall the Lost RMR Offset exceed the Lost RMR.

         "NONSOLICITATION AND NONACCEPTANCE AGREEMENT" -- as defined in
Section 2.5.

         "NET ASSET VALUE" -- means the sum of the following amounts as of the Closing Date:

                 (a) cash or cash equivalents acceptable to Buyer, in its sole discretion, valued at one hundred percent (100%);

                 (b) prepaid expenses which arise in the Ordinary Course of Business, valued at zero;

                 (c) any Contract listed on Schedule 3.18(a) for the providing of security monitoring services that does not include an evergreen renewal provision or that expires within 37 months of the Closing Date and that is not included in RMR, at 32 times the recurring monthly revenue;

                 (d) rental revenue that relates to "lease-to-own" Contracts listed on Schedule 3.18(b) providing for nominal buy-out of an alarm system upon lease expiration and that is not included in RMR, at a mutually agreed upon value.

         The following will be excluded from the calculation of Net Asset
Value: (a) receivables from employees, officers and directors; (b) intercompany transactions involving other entities owned fully or partially by Sellers; and
(c) the Excluded Assets.

         "NINETY DAY PERIOD" -- the ninety day period immediately following the Closing Date.

         "NONQUALIFYING OVER 90 RMR" -- means with respect to each Over 90 RMR Alarm Account acquired as of the Closing, each such Alarm Account that has any remaining accounts receivable balance upon the expiration of the Ninety Day Period related to the accounts receivable balance existing as of the Closing Date.

         "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                 (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                 (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

                          (c)     such action is similar in nature and
                                  magnitude to actions customarily taken,
                                  without any separate or special
                                  authorization, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "ORGANIZATIONAL DOCUMENTS" -- the articles of incorporation, the bylaws and any amendments thereto.

         "OVER 90 RMR" -- means amounts which would qualify as RMR except that the corresponding accounts receivable balance is more than 90 days past due from the oldest applicable invoice due date.

         "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

         "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PURCHASE PRICE DEDUCT" -- means the aggregate of: (i) 37 multiplied by the difference between the Lost RMR and the Lost RMR Offset; (ii) reduced by 5% of the RMR Purchase Price; and (iii) plus the Exception Payment.

         "RMR" means the amount of the Company's recurring monthly revenue (net of any finance, communication, utility company or third party pass-through charges, assessments, taxes or customer discounts) from Alarm Account customers as of the day immediately preceding the Closing Date and which is derived solely from open/close, perpetual lease, maintenance and repair service agreements acceptable to Buyer. RMR shall not include any revenue: (i) from customers whose Accounts Receivable balances (whether attributable to RMR or otherwise) are more than 90 days past due from the oldest applicable invoice due date; (ii) that is not periodic in nature but relates to installation purchase payments or one-time assessments or charges; (iii) from Alarm Account customers of which Sellers or the Company have received notice of a pending termination (iv) from third-party monitoring agreements; (v) from Alarm Account customers who were recently added as a result of extraordinary marketing efforts, an amnesty program or other such sales efforts not usually employed in the Ordinary Course of Business [this provision (v) shall not include Alarm Accounts purchased by the Company in the Ordinary Course of Business prior to the Closing Date]; (vi) that pertains to any security monitoring services Contract that does not include an evergreen renewal provision or that expires within 37 months of the Closing Date; or (vii) from finance Contracts that provide for finance installation and/or equipment charges which terminate at a given date in the future.

         "RELEASE" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the environment.

         "REPROGRAMMING ALLOWANCE" -- as defined in Section 2.6.

         "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "SECURITIES ACT" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "SELLERS" -- as defined in the first paragraph of this Agreement.

         "SERVICE POLICY" --

                 (a) Emergency service -- (defined as situation in which customer cannot arm the alarm system) service technician is dispatched to customer location within twenty-four hours and such technician reasonably attempts to resolve the customer's alarm system related problems.

                 (b) Non-emergency service (e.g., aesthetic repair problems) service -- technician is dispatched at mutually convenient time and such technician reasonably attempts to resolve the customer's alarm system related problems.

                 (c) Central station alarm monitoring services rendered by an entity other than Central Alarm Control, Inc. -- provided by an entity which utilizes U.L. certified monitoring services.

         "SHARES" -- as defined in the second paragraph of this Agreement.

         "SUBSIDIARY" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

         "TAX" -- any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed assessed, or collected by or under the authority of any Governmental Body.

         "TAIL END INSURANCE POLICY" -- as defined in Section 7.4.

         "UNDISCLOSED LIABILITIES ALLOWANCE" -- as defined in Section 2.6.


2.       SALE AND TRANSFER OF SHARES; CLOSING

         2.1 SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer to Buyer, and Buyer will purchase from Sellers, the Shares free and clear from any Encumbrance.

         2.2     PURCHASE PRICE.  The purchase price for the Shares will be:
(a) 37 times RMR (the "RMR Purchase Price"); (b) plus, 37 times Over 90 RMR (the "Over 90 RMR Purchase Price"); (c) plus or minus, as appropriate, the Adjustment Amount; (d) plus or minus, as appropriate, other liabilities or credits, prepaid items and deferred charges relating to the Company existing on the Closing Date prorated in accordance with generally accepted accounting principles; and (e) minus, one-half of the cost of the Escrow Agent (a, b, c, d and e collectively the "Purchase Price").

         2.3 ASSUMED LIABILITIES. Except as set forth on Schedule 2.3 (the "Assumed Liabilities"), Buyer shall not assume, take subject to, pay, discharge or in any manner be obligated for, any debts, liabilities or obligations of the Company or the Sellers incurred prior to Closing, whether such liabilities become due and payable prior to or subsequent to Closing. In the event the Company does not pay and fully satisfy at or before Closing, any liabilities other than as specifically set forth on Schedule 2.3, then Sellers shall assume personal responsibility for payment of such liabilities and Buyer shall be able: (a) to set off such unpaid liability against the Holdback or the Undisclosed Liabilities Allowance; or (b) to proceed directly against the Sellers.

         2.4 CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at Zack, Sparber, Kosnitzky, Spratt & Brooks in Miami, Florida on May 30, 1996, or at such other time and place as the parties may mutually agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.5     CLOSING OBLIGATIONS.  At the Closing:

         (a)     Sellers will deliver to Buyer:

                 (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

                 (ii) nonsolicitation agreement in the form of Exhibit 2.5(a)(iii), executed by Sellers (the
                          "Nonsolicitation Agreement"), and

                 (iii) a certificate executed by Sellers representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

         (b)     Buyer will deliver:

                 (i) to Sellers Seventy-seven and one-half percent (77 1/2%) of the RMR Purchase Price plus or minus, as appropriate, (A) the Reprogramming Allowance, (B) the Undisclosed Liabilities Allowance, (C) the Adjustment Amount, (D) the amount specified in Section 2.2(d),
                          (E) the broker fees payable to Littrell & Associates in the amount of three and one-half percent (3 1/2%) of the RMR Purchase Price which shall be paid by the Buyers directly to Littrell & Associates by wire transfer of immediately available funds, and (F) one-half of the cost of the Escrow Agent; provided however that if there is any Encumbrance to the Shares at Closing then Buyer, at its option, may pay such amounts required to remove the Encumbrance directly to the appropriate party in accordance with
                          Section 2.5(d);

                 (ii) the Over 90 RMR Purchase Price and twenty-two and one-half percent (22 1/2%) of the RMR Purchase Price (12 1/2% of such 22 1/2% shall be referred to as the "Attrition Holdback" and 10% of such 22 1/2% shall be referred to as the "Contingent Liabilities Holdback") (the "Attrition Holdback" and the "Contingent Liabilities Holdback" shall collectively be referred to as the "Holdback") to the escrow agent referred to in the Escrow Agreement by wire transfer;

                 (iii) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

         (c) Buyer and Sellers will enter into an escrow agreement in the form of Exhibit 2.5(c) (the "Escrow Agreement").

         (d) The funds payable by Buyer to Sellers, the Escrow Agent or other appropriate parties shall be made by wire transfer of immediately available funds to the Persons listed on Exhibit 2.5(d) attached hereto and incorporated herein by this reference (the "Disbursement Letter").

         2.6     ALLOWANCES AND ADJUSTMENT AMOUNT.

         (a) The "Reprogramming Allowance" shall equal $62.50 per Alarm Account that Buyer reasonably believes will require a post-closing site visit to reprogram the customer's alarm panel to a telephone line listed on Schedule
3.8 or a telephone line otherwise owned by Buyer. Schedule 2.6 contains a list of all of the Alarm Accounts included in the Reprogramming Allowance.

         (b) The "Undisclosed Liabilities Allowance" shall equal $100,000.00. The purpose of the Undisclosed Liabilities Allowance is to create an allowance for liabilities of the Company paid or discovered by the Company post- Closing which arose prior to Closing or on the Closing Date and were not Assumed Liabilities.

         (c) Within four months of Closing, Buyer shall pay Sellers by wire transfer or other mutually agreeable means the difference resulting from (A) the Undisclosed Liabilities Allowance and (B) the sum of all liabilities of the Company arising prior to Closing or on the Closing Date paid or discovered by the Company post-Closing which were not Assumed Liabilities; provided, however, that after the closing Buyer agrees to notify Sellers promptly by telefacsimile of any amounts subject to the Undisclosed Liabilities Allowance and Buyer agrees to allow Sellers two weeks after such notification to settle such liabilities prior to payment by Buyer. Buyer and Company agree not to make any such payments during the period in which the Sellers are in good faith disputing the amount of such liability provided that Buyer shall defer making payment with respect to such disputed liability from the Undisclosed Liabilities Allowance until such disputed liability is settled.

         (d) The "Adjustment Amount" shall equal the difference between the Net Asset Value as of the Closing Date and the Assumed Liabilities as of the Closing Date. If the Net Asset Value exceeds the Assumed Liabilities, the Purchase Price will be increased by the amount of such excess, subject to a maximum increase of One Hundred Twenty Five Thousand and no/100 Dollars ($125,000.00). If the Net Asset Value is less than the Assumed Liabilities, the Purchase Price will be decreased by the amount of such difference.

         2.7     OVER 90 RMR PURCHASE PRICE AND HOLDBACK.

         (a) Within 30 days after the end of the Ninety Day Period, Buyer shall submit to Sellers substantially in the form attached hereto as Exhibit 2.7(a) along with all appropriate supporting documentation, a report reflecting: (i) the Over 90 RMR Purchase Price; (ii) 37 times the Nonqualifying Over 90 RMR; and (iii) the resulting difference between 2.7(a)(i) less the credits associated with Section 2.7(a)(ii) (the "Resulting Difference"). If Sellers do not notify

Buyer of a dispute regarding such report within ten business days from the date such report is submitted by Buyer to Sellers or if Sellers notify Buyer of its acceptance of such report, such report shall be deemed complete and accurate and Sellers and Buyer shall notify Escrow Agent to pay the sums computed above to Sellers or Buyer, as the case may be. If the Resulting Difference is a positive amount then Sellers and Buyer shall instruct the Escrow Agent to first pay the Sellers the Resulting Difference and the remainder of the Over 90 RMR Purchase Price shall be paid by Escrow Agent to Buyer. If the Resulting Difference is equal to zero or is a negative amount, then Sellers and Buyer shall instruct the Escrow Agent to pay Buyer the entire Over 90 RMR Purchase Price and Sellers shall owe no further amount to Buyer due to the Over 90 RMR Alarm Accounts.

         (b) Within 30 days after the end of the Holdback Period I, Buyer shall submit to Sellers substantially in the form attached hereto as Exhibit 2.7(b) along with all appropriate supporting documentation, a report reflecting: (i) the Attrition Holdback;(ii) the Purchase Price Deduct; (iii) the liabilities of the Company accruing on or before the Closing which were not Assumed Liabilities but which have been paid or discovered by the Buyer or the Company after the Closing Date and were not deducted from the Undisclosed Liabilities Allowance; provided, however that Buyer agrees to notify Sellers of any liabilities referenced in (iii) prior to payment by Buyer. Buyer agrees to allow Sellers ninety (90) days to satisfy in full any such liabilities and if such liability is not settled at the end of such ninety (90) day period then a reserve shall continue to be held in the Escrow Account until Buyer and Sellers agree in good faith that the liability has been fully satisfied; and (iv) the resulting difference between the Attrition Holdback less the credits associated with Section 2.7(b)(ii) and (iii) (the "Resulting Difference"). If Sellers do not notify Buyer of a dispute regarding such report within ten business days from the date such report is submitted by Buyer to Sellers or if Sellers notify Buyer of its acceptance of such report, such report shall be deemed complete and accurate and Sellers and Buyer shall notify Escrow Agent to pay the sums computed below to Sellers or Buyer, as the case may be. If the Resulting Difference is a positive amount then Sellers and Buyer shall instruct the Escrow Agent to first pay the Sellers the Resulting Difference and the remainder of the Attrition Holdback shall be paid by Escrow Agent to Buyer in full and final satisfaction of all claims by Buyer against Sellers with respect to the Purchase Price Deduct. If the Resulting Difference is equal to zero or is a negative amount, then Sellers and Buyer shall instruct the Escrow Agent to pay Buyer the entire Attrition Holdback amount in full and final satisfaction of all claims by Buyer against Sellers with respect to the Purchase Price Deduct.

         (c) Within 30 days after the end of the Holdback Period II, Buyer shall submit to Sellers substantially in the form attached hereto as Exhibit 2.7(c) along with all appropriate supporting documentation, a report reflecting: (i) the Holdback; (ii) the amount disbursed to Buyer and Sellers in accordance with Section 2.7(a) and Section 2.7(b); (iii) the liabilities of the Company accruing on or before the Closing which were not Assumed Liabilities but which have been paid or discovered by the Buyer or the Company after the Closing Date and which were not deducted from the Undisclosed Liabilities Allowance or the Attrition Holdback; provided, however that Buyer agrees to notify Sellers of any liabilities referenced in (iii) prior to payment by Buyer. Buyer agrees to allow Sellers ninety (90) days to satisfy in full any such liabilities and if such liability is not settled at the end of such ninety (90) day period then a reserve shall continue to be held in the Escrow Account until Buyer and Sellers agree in good faith that the liability has been fully satisfied; and (iv) the resulting difference between the Holdback less the credits associated with Section 2.7(c)(ii), (iii) and (iv) (the "Resulting Difference"). If Sellers do not notify Buyer of a dispute regarding such report within ten business days from the date such report is submitted by Buyer to Sellers or if Sellers notify Buyer of its acceptance of such report, such report shall be deemed complete and accurate and Sellers and Buyer shall notify Escrow Agent to pay the sums computed below to Sellers or Buyer, as the case may be, and the Escrow Account shall then be closed after payment by the Escrow Agent of all funds held by it in the Escrow Account. If the Resulting Difference is a positive amount then Sellers and Buyer shall instruct the Escrow Agent to first pay the Sellers the Resulting Difference and the remainder of the Escrow Amount shall be paid by Escrow Agent to Buyer. If the Resulting Difference is equal to zero or is a negative amount, then Sellers and Buyer shall instruct the Escrow Agent to pay Buyer the entire Escrow Amount and Sellers shall owe no further amount to Purchaser.


3.       REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers represent and warrant to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date except as detailed in a schedule related to this Section 3 and delivered by the Sellers to the Buyer on the date hereof. Nothing in any such schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless such schedules identify the exception with reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein unless the representation or warranty has to do with the existence of the document or other item itself. Sellers represent and warrant to Buyer as follows:

         3.1     ORGANIZATION AND GOOD STANDING.

         (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Alarm Accounts and the Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdictions in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         (b) Sellers have delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

         3.2     AUTHORITY; NO CONFLICT.

         (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of the Escrow Agreement and the Nonsolicitation and Nonacceptance Agreement (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

         (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                 (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

                 (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Company or either the Sellers, or any of the assets owned or used by the Company, may be subject;

                 (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                 (iv) cause Buyer or the Company to become subject to, or to become liable for the payment of, any tax directly resulting from the transfer of the Shares (excluding State of Florida documentary stamp tax due upon the issuance of shares of stock in the Company to Buyer);

                 (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                 (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Alarm Account or any Applicable Contract; or

                 (vii) Result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

Except as set forth in Schedule 3.2, neither the Sellers nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3 CAPITALIZATION. The authorized equity securities of the Company consists of 25,000 shares of common stock, par value of $50.00 per share, of which 100 shares are issued and outstanding and constitute 100% of the Shares. There are no outstanding stock options or rights to purchase shares of stock of the Company. Sellers are and will be on the Closing Date the recorded and beneficial owners and holders of the Shares, free and clear of all Encumbrances. Jones, Moses, Donnelly, and Walters, collectively own 100% of the issued and outstanding Shares of the Company. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. To the Knowledge of Sellers, none of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

         3.4 FINANCIAL STATEMENTS. Sellers have delivered to Buyer: (a) the unaudited balance sheet of the Company as at December 31, 1995 (the "Balance Sheet"); (b) the unaudited balance sheets of the Company as at December 31 for each of the years 1993 through 1994, and the related unaudited statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, and (c) an unaudited balance sheet of the Company as at April 30, 1996 (the "Interim Balance Sheet") and the related unaudited statements of income, changes in stockholders' equity, and cash flow for the four (4) months then ended, (the "Interim Financial Statements"). Such financial statements referred to in (a)-(c) above fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements and were prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding years, subject, in the case of Interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse).

         3.5 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and all Legal Requirements. The minute books of the Company contain accurate and complete records of all meetings held by, and corporate action taken by the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records including but not limited to all of the Company's tax returns, will be in the possession of the Company.

         3.6 REAL PROPERTY. The Company does not own and has never owned any real property. Schedule 3.6 contains a complete and accurate list of all parcels of real property together with all buildings, structures, improvements and fixtures thereon and all hereditaments appurtenant thereto, which are leased by the Company. Sellers have delivered or made available to Buyer copies of the instruments by which the Company acquired such interests.
Sellers will cause all leases to which the Company is bound to be canceled no later than the Closing. However, Sellers will arrange for Buyer to continue to lease the inventory storage facility of the Company on a month to month basis at a monthly rent of $500.00 per month plus monthly association dues of $56.01 per month plus electricity, insurance and taxes.

         3.7 TITLE TO PROPERTIES. The Company owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including (a) all of the properties and assets reflected in the Interim Balance Sheet (except for personal property sold since the date of the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and (b) all of the properties and assets purchased or otherwise acquired by the Company since the date of the Interim Balance Sheet (except for personal property acquired and sold since the date of the Interim Balance Sheet in the Ordinary Course of Business). The properties and assets purchased or otherwise acquired by the Company since the date of the Interim Balance Sheet (other than inventory purchased in the Ordinary Course of Business) are listed in Schedule 3.7. The properties and assets (a) owned by the Company which are reflected in the Interim Balance Sheet and Schedule 3.7 and (b) leased by the Company pursuant to a Contract listed in Schedules 3.6 and 3.18(b) comprise all of the assets and properties used by the Company in the operation of its business as it is currently being conducted.

         3.8 CONDITION AND SUFFICIENCY OF ASSETS. Other than a Chevrolet Van with VIN 1GCCM15Z6JB161800 and license NUP38X (the "Chevrolet Van"), the equipment of the Company is in good operating condition and repair, and is adequate for the uses to which they are being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The equipment of the Company is sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.
Schedule 3.8 contains a complete and accurate list of the telephone lines owned by the Company for sales and marketing, technical service, administration and monitoring (including digital dialer telephone lines that transmit signals from customer locations to the Company's central station and "ring-down" lines).

         3.9 ACCOUNTS RECEIVABLE. All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable" or "A/R") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Sellers shall not themselves nor shall Sellers permit any of the Company's Employees or agents to pay any of the Accounts Receivable outstanding on the date of this Agreement or generated between the date of this Agreement and the Closing Date. Except as set forth on Schedule 3.9, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any maker of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.9 contains a complete and accurate list of all Accounts Receivable which relate to services provided on or prior to the Closing Date which list sets forth the aging of such Accounts Receivable in the following categories ("Current" and for Alarm Accounts that have A/R balances that are delinquent: "0-30 days past due from the oldest applicable invoice due date"; "31-60 days past due from the oldest applicable invoice due date"; "61-90 days past due from the oldest applicable due date"; "Over 90 days past due from the oldest applicable invoice due date").

         3.10 INVENTORY. All inventory of the Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of equipment which is of a quality usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Company. The inventory of the Company as of May 30, 1996 is listed on Schedule 3.10. Sellers shall update Schedule 3.10 to reflect all inventory of the Company as of the day before Closing.

         3.11 NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule 3.11, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective date thereof.

         3.12    TAXES.

         (a) The Company has filed or caused to be filed all tax returns that are or were required to be filed by or with respect to it, pursuant to applicable Legal Requirements. Sellers have delivered or made available to Buyer copies of, and Schedule 3.12 contains a complete and accurate list of, all such tax returns relating to income or franchise taxes filed since December 31, 1994. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by Sellers or any Company, except such Taxes, if any, as are listed in Schedule 3.12 and are being contested in good faith and as to which adequate reserves have been provided in the Balance Sheet and the Interim Balance Sheet.

         (b) Schedule 3.12 contains a complete and accurate list of all audits of all tax returns of the Company, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or as described in Schedule 3.12 are being contested in good faith by appropriate proceedings. Except as described in Schedule 3.12, neither the Sellers nor the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

         (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Schedule 3.12. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

         (d) All tax returns filed by the Company are true, correct, and complete. The Company will be a "C" corporation on or before the Closing.

         (e) Prior to May 27, 1996, the Company has not previously elected to have Code Section 341(f)(2) apply to the disposition of any of its assets.

         3.13 NO MATERIAL ADVERSE CHANGE. Since the date of the Balance Sheet, there has not been any material adverse change (which for the purposes of this Section 3.13 shall be defined as greater a than 5% change in RMR) in the business, operations, properties, prospects, assets, or condition of the Company, and, to Seller's Knowledge, no event has occurred or circumstance exists that may result in such a material adverse change.

         3.14 EMPLOYEE BENEFITS. Except as set forth in Schedule 3.14 attached hereto, the Company does not maintain, contribute to, sponsor or participate in, and no past or present Employee of the Company participates in or is benefited by any employee pension benefit or welfare plan as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), or any other plan, arrangement or commitment, whether oral or written, formal or informal, relating to severance, sick pay, vacation, bonus, retirement, pension, profit sharing, option, deferred compensation, life, medical or dental insurance or other benefits (collectively "Employee Plan") covering any Employee or former Employee of the Company, nor has the Company taken any action to institute any such Employee Plan. Sellers have provided Buyer with (i) a copy of the current handbook given to each Employee which handbook describes the Employee Plans and (ii) any other information given to any of the Employees which describes the Employee Plans.

         3.15    COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
AUTHORIZATIONS.

         (a)     Except as set forth in Schedule 3.15:

                 (i) the Company is, and at all times since its inception has been , except for such noncompliance which does not have a material adverse effect on the Company, in full compliance with each Legal Requirement including, without limitation all truth-in-lending requirements, that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                 (ii) to Company's or Sellers' Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                 (iii) to Company's or Seller's Knowledge, the Company has not received, at any time any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         (b) Schedule 3.15 contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by the Company. Each Governmental Authorization listed or required to be listed in
Schedule 3.15 is valid and in full force and effect.  Except as set forth in
Schedule 3.15:

                 (i) the Company is, and at all times has been, except for such noncompliance which does not have a material adverse effect on the Company, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.15;

                 (ii) to Company's or Sellers' Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in
         Schedule 3.15 or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.15;

                 (iii) to the Company's or Seller's Knowledge, the Company has not received, at any time any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                 (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.15 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 3.15 collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

         3.16    LEGAL PROCEEDINGS, ORDERS.

         (a)     Except as set forth in Schedule 3.16, there is no pending
Proceeding:

                 (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

                 (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Sellers and the Company, (1) no such Proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 3.16;

         The Proceedings listed in Schedule 3.16 will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

         (b)     Except as set forth in Schedule 3.16;

                 (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

                 (ii) no Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

                 (iii) no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

         (c)     Except as set forth in Schedule 3.16:

                 (i) the Company is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                 (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                 (iii) the Company has not received, at any time since any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

         3.17    ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth in
Schedule 3.17, since the date of the Interim Balance Sheet, the Company has conducted its businesses only in the Ordinary Course of Business and there has not been any:

                 (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                 (b) amendment to the Organizational Documents of the Company;

                 (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the

                          Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                 (d) adoption of, or increase in the payments to or benefits under, any Employee Plan;

                 (e) increase in the price and/or rate of any product or service relating to the Alarm Accounts or any credits given against any Accounts Receivable except in the Ordinary Course of Business;

                 (f) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole other than the Chevrolet Van;

                 (g) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by the Company of greater than $2,000.00;

                 (h) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                 (i) material change in the accounting methods used by the Company;

                 (j) capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $5,000 or outside the Ordinary Course of Business;

                 (k) delay or postponement in the payment of accounts payable and other liabilities of the Company outside the Ordinary Course of Business; or

                 (l) agreement, whether oral or written, by the Company to do any of the foregoing.

         3.18    CONTRACTS; NO DEFAULTS.

         (a) Schedule 3.18(a) contains a complete and accurate list of each Contract for the rendering of security monitoring services to existing customers (the "Alarm Accounts") which list is broken down according to those Contracts which meet the definition of RMR, those that meet the definition of Over 90 RMR and those Contracts that do not meet the definition of RMR or Over 90 RMR and such list indicates the Contracts which are oral agreements. Schedule 3.18(a) also includes the sum of the RMR used in the calculation of the RMR Purchase Price and the Over 90 RMR used in the calculation of the Over 90 RMR Purchase Price. Sellers have provided access to Buyer to true and complete copies of all such written Contracts.

         (b) Schedule 3.18(b) contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies of:

                 (i) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $1,000.00;

                 (ii) each Applicable Contract that was not entered into in the Ordinary Course of Business;

                 (iii) each lease, rental agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property;

                 (iv) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment;

         (c)     Except as set forth in Schedule 3.18(c):

                 (i) each Contract identified or required to be identified in Schedules 3.18(a) and 3.18(b) is in full force and effect and is valid and enforceable in accordance with its terms; and

                 (ii) to the Knowledge of Sellers, no Contract identified or required to be identified in Schedules 3.18(a) and 3.18(b) contains any term or requirement that is not in the Ordinary Course of Business.

         (d) To the Knowledge of Sellers, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

         3.19    INSURANCE.

         (a) Sellers have delivered to Buyer: true and complete copies of all policies of insurance to which the Company is a party or under which the Company is or has been covered at any time within the three (3) years preceding the date of this Agreement.

         (b) Schedule 3.19 sets forth, by year, for the current policy year and each of the two (2) preceding policy years;

                 (i)      a summary of the loss experience under each policy;

                 (ii) a statement describing each claim under an insurance policy for an amount in excess of $500.00, which sets forth;

                          (A)     the name of the claimant;

                          (B) a description of the policy by insurer, type of insurance, and period of coverage; and

                          (C) the amount and a brief description of the claim; and

                 (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

         (c)     Except as set forth in Schedule 3.19:

                 (i) All policies to which the Company is a party or that provide coverage to the Company;

                          (A)     are valid, outstanding, and enforceable;

                          (B)     are issued by Illinois Insurance Exchange;

                          (C) taken together, provide "occurrence-based" general liability insurance coverage of at least $1,000,000 per single occurrence. For purposes of this Agreement, "occurrence-based" means if a claim arose after the Closing Date for an event which occurred prior to the Closing Date, the Company's applicable insurance policy in existence on the date such event occurred would cover such claim;

                                  (D)      are sufficient for compliance with
                                           all Legal Requirements and Contracts
                                           to which the Company is a party or
                                           by which it is bound; and

                                  (E)      will continue in full force and
                                           effect for one week following the
                                           consummation of the Contemplated
                                           Transactions.

                 (ii) The Sellers and the Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                 (iii) The Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to the Company.

                 (iv) To Seller's Knowledge, the Company has given notice to the insurer of all claims that may be insured thereby.

         3.20 ENVIRONMENTAL MATTERS. The Company has at all times been in full compliance with all Environmental Requirements. Sellers and the Company have not at any time placed, located, disposed of, buried, stored or accumulated any Hazardous Materials in, on or under the Facilities or any part thereof. To the Knowledge of Sellers, no Person has at any time placed, located, disposed of, buried, stored or accumulated any Hazardous Material in, on or under the Facilities. To the Knowledge of Sellers, no portion of the Facilities has been designated, listed or identified in any manner by any Government Body or under or pursuant to Environmental Requirements as a Hazardous Materials disposal or removal site, superfund or clean-up site or candidate for removal or closure pursuant to any Environmental Requirement. No lien arising under or in connection with any Environmental Requirements as attached to any revenues or to the Facilities. Neither the Sellers nor the Company has received a summons, citation, notice, directive, letter or other communication, written or oral, from any Governmental Body pursuant to any Environmental Requirement concerning any act or omission by the Company resulting in a Release of Hazardous Materials. Neither Sellers nor the Company has received notice of any nonconforming condition of the Facilities. If such notice or citation is received or any such condition is found to exist which existed prior to Closing, Sellers shall be obligated to correct such conditions even if such conditions are discovered after the Closing Date.

         3.21    EMPLOYEES.

         (a) Schedule 3.21 contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status; name; job title; employment date; current compensation paid or payable and any change in compensation since January 1, 1995; most recent and next anticipated salary review date; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Employee Plans.

         (b) To the Knowledge of Sellers, no former or current employee or current or former director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other entity or person that in any way adversely affected, affects, or will affect (i) the performance of his or her duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business. Sellers intend to cause other Persons to offer employment to some of the individuals listed on Schedule 3.21 (including some of the Sellers) and
Schedule 3.21 includes a complete and accurate list of these individuals. Otherwise, to Sellers' Knowledge, no employee of the Company intends to terminate his or her employment with the Company.

         (c) Schedule 3.21 also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future, name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

         (d) No employee of the Company has a written or oral employment agreement with the Company.

         3.22 LABOR DISPUTES; COMPLIANCE. To the Seller's Knowledge, the Company has not been or is not a party to any collective bargaining or other labor Contract. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. To the Seller's Knowledge, the Company is not liable for the payment of any taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         3.23    INTELLECTUAL PROPERTY.

         (a)     The term "Intellectual Property Assets" includes:

                 (i) the Company's name, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                 (ii) all patents and patent applications (collectively, "Patents");

                 (iii) all copyrights in both published works and unpublished works that are material to the Company' businesses (collectively, "Copyrights"); and

                 (iv) all know-how, trade secrets, confidential information, software, technical information, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets");

         (b) Schedule 3.23 contains a complete and accurate list and summary description, of all of the Company's Intellectual Property Assets.

         (c) Sellers and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of the Company. To Sellers' Knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

         (d) Each of the Intellectual Property Assets will be owned or available for use by the Company after the Closing on terms and conditions identical to the terms and conditions of the Company's use immediately subsequent to the Closing.

         (e) The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties and none of the Sellers and the directors, officers and employees of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation or violation. To Sellers' Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the Intellectual Property Assets.

         3.24 PRODUCT WARRANTIES AND MEDICAL INFORMATION. Except for the standard warranties on installations detailed in Schedule 3.24, there are no written warranties or oral warranties given by the Company applicable to any of the Alarm Accounts. The Company has not entered into any Contract with any of its customers which would require Buyer to provide any medical or health information on its customers to any third party and the Company is not obligated to keep or obtain medical or health information on any or all of its customers.

         3.25    BUSINESS POSITION.

         The business position of the Company is as follows:

         (a)     the RMR of the Alarm Accounts is approximately $128,500.00;

         (b) the Company monitors approximately 5,400 Alarm Account customers;

         (c) the Company does not have more than 325 customers that have Contracts which require "long range radio" monitoring;

         (d) to the Knowledge of Sellers, except for the "long range radio" and "derived channel accounts" as set forth on Schedule 3.25(d), as of the Closing Date there is no Legal Requirement or technical limitation that would preclude monitoring of the Alarm Accounts outside of the State of Florida;

         (e) as of the Closing Date, with the exception of customers listed on Schedule 3.25(e), all of the Alarm Account customers can be remote call forwarded to Buyer's central monitoring station without the requirement of either a site visit for alarm panel dialer number reprogramming or remote reprogramming of the alarm panel dialer; and

         (f) Within the six month period immediately preceding the Closing Date, the Sellers and the Company have not (i) increased or decreased the recurring monitoring or service rates and (ii) issued credits to outstanding accounts receivable outside of the Ordinary Course of Business.

         3.26 CERTAIN PAYMENTS. Neither the Company or any director, officer, agent, or employee of the Company, or to Sellers' Knowledge any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

         3.27    DISCLOSURE.

         (a) No representation or warranty of Sellers in this Agreement or attachments thereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         (b) No notice given pursuant to Section 5.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

         (c) There is no fact known to any of the Sellers that has specific application to either the Sellers or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as any of the Sellers can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the attachments thereto.

         3.28 BROKERS OR FINDERS. With the exception of fees payable to Littrell & Associates, Inc. in an amount equal to 3 1/2% of the RMR Purchase Price, the Sellers and their agents have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.


4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         4.2     AUTHORITY; NO CONFLICT.

         (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement, (the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

         (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                 (i)      any provision of Buyer's Organizational Documents;

                 (ii)     any resolution adopted by the stockholders of Buyer;

                 (iii) any Legal Requirement or Order to which Buyer may be subject; or

                 (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer is also acquiring the Shares for investment purposes only and has substantial knowledge and experience in business and financial matters which enables it to evaluate the merits and risks of purchasing the Shares.

         4.4 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

         4.5 BROKERS OR FINDERS. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.


5.       COVENANTS OF SELLERS PRIOR TO CLOSING DATE

         5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Sellers after 24 hours advance written notice will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives full and free access to the Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and its Representatives with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and its Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request.

         5.2 OPERATION OF THE BUSINESSES OF THE COMPANY. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to:

         (a) conduct the business of the Company only in the Ordinary Course of Business except that Sellers may cause the Company to distribute or otherwise transfer the Excluded Assets to Sellers or any other Person designated by Sellers;

         (b) use their Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

         (c) confer with Buyer concerning operational matters of a material nature; and

         (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

         5.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.17 is likely to occur.

         5.4 NOTIFICATION. Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or the Company becomes aware of any fact or condition that causes or constitutes a Breach as of the date of this Agreement, or if such Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in any schedule to this Agreement, if such schedule were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the appropriate schedule specifying such change. During the same period, each Seller will promptly notify Buyer of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

         5.5 NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not, and will cause the Company and its Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

         5.6 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.


6.       COVENANTS OF BUYER PRIOR TO CLOSING DATE

         6.1 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

         6.2 NOTIFICATION. Between the date of this Agreement and the Closing Date, Buyer will promptly notify Sellers in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period Buyer will promptly notify Sellers of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived, in whole or in part):

         7.1 ACCURACY OF REPRESENTATIONS. All of Sellers' representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Schedules.

         7.2     SELLERS' PERFORMANCE.

         (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

         (b) Each Seller must have delivered each of the documents required to be delivered by such Seller pursuant to Section 2.5, and each of the other covenants and obligations in this Agreement must have been performed and complied with in all respects.

         7.3 CONSENTS. Each of the Consents identified on Schedule 3.2 must have been obtained and must be in full force and effect.

         7.4 ADDITIONAL INSURANCE. In the event that the Company has not maintained general liability insurance coverage of at least $1,000,000.00 per single occurrence and workers compensation insurance equal to or greater than that required by any Legal Requirement, in addition to and separate and apart from the Holdback, Sellers shall purchase a $1,000,000.00 "tail end" liability insurance policy reasonably satisfactory to Buyer (the "Tail End Insurance Policy"). The Tail End Insurance Policy will name Buyer as beneficiary and coverage will be prepaid for a period ending 42 months after the Closing Date. The Tail End Insurance Policy will provide one source, but not the only source, for the payment of any claims that Buyer may have.

         7.5 MONITORING AGREEMENT. The Company shall enter into an agreement with Central Alarms Controls, Inc., an entity under the control of the Sellers, which provides for the monitoring of the Alarm Accounts at rates and subject to terms reasonably acceptable to Buyer, the form of which agreement is attached hereto as Exhibit 7.5 . The Alarm Accounts listed on
Schedule 3.25(e) will be monitored at no charge to the Company for a period terminating upon the earlier of six months after Closing or immediately after a reprogramming of such Alarm Accounts to Buyer's central monitoring station.

         7.6 LEGAL OPINION. Sellers must have caused an opinion of Sellers' counsel, dated the Closing Date, in a form acceptable to Buyer to be delivered to Buyer.

         7.7 PAYOFF OF BANK LOAN. Sellers will cause any outstanding indebtedness of the Company to Universal National Bank or its successors (the "Lender") to be paid off at the Closing. Additionally, Sellers must have forwarded to Buyer the firm commitment of the Lender to terminate any security interests it may have in any of the Company's assets.

         7.8 PAYOFF OF SETTLEMENT. Sellers must have caused any outstanding indebtedness of the Company to Marvin Miller Industries, Inc., d/b/a F.I.T.S. Electronics to be paid off prior to Closing. Additionally, Sellers will forward to Buyer proof that Marvin Miller Industries, Inc., d/b/a F.I.T.S. Electronics has executed a full and complete release of all claims against the Company (including without limitation execution of a UCC-3) which release must be reasonably satisfactory to the Buyer's counsel.

         7.9 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

         7.10 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or threatened by any Person any claim asserting that such Person (c) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (d) is entitled to all or any portion of the Purchase Price payable for the Shares.

         7.11 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse or time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

         7.12 RESIGNATIONS. Sellers must have delivered the resignations, effective as of the Closing, of each director and officer of the Company.

         7.13 MERGER WITH SECURE AMERICA. The Company must have merged with Secure America, Inc., a Florida corporation, and the Company must be the surviving corporation. A copy of the filed Certificate of Merger is attached hereto as Exhibit 7.13.


8.       CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

         Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part).

         8.1 ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warrants in this Agreement, must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         8.2     BUYER'S PERFORMANCE.

         (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, must have been performed and complied with in all material respects.

         (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.5 and must have made the cash payments required to be made by Buyer pursuant to Sections 2.5(b)(i) and 2.5(b)(ii).

         8.3 CONSENTS. Each of the Consents identified on Schedule 3.2 must have been obtained and must be in full force and effect.

         8.4 NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.


9.       TERMINATION

         9.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

         (a) by either Buyer or a majority of Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

         (b)     (i)      by Buyer if any of the conditions in Section 7 has
                          not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or

                 (ii)     by a majority of Sellers, if any of the conditions in
                          Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

         (c)     by mutual consent of Buyer and a majority of Sellers; or

         (d) by either Buyer or a majority of Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 30, 1996, or such later date as the parties may agree upon.

         9.2 EFFECT OF TERMINATION. Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 13.1 and 13.3, will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of this Agreement by the other party, or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.


10.      INDEMNIFICATION; REMEDIES

         10.1 SURVIVAL. Except as provided in Section 12.4, all representations, warranties, covenants, and obligations in this Agreement, the attachments thereto, and any other document delivered pursuant to this Agreement will survive the Closing for a period ending one year after the Closing Date; the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants, and obligations.

         10.2    INDEMNIFICATION AND REIMBURSEMENT BY SELLERS.

         (a) To the extent that Buyer has not previously been paid or a reserve established in the Holdback, Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons"), and will reimburse the Indemnified Persons, for any loss, liability, claim, damage, expense (including costs of reasonable investigation and defense and reasonable attorneys'
                 fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising from or in connection with:

                 (i) any Breach of any representation or warranty made by Sellers in this Agreement and attachments thereto, or any other document delivered by Sellers pursuant to this Agreement;

                 (ii) any Breach by any of the Sellers of any covenant or obligation of the Sellers in this Agreement;

                 (iii) any service provided by or any omission in a service which was required to be provided by the Company prior to the Closing Date; provided, however any service required to be provided by the Company related to a warranty (that is listed on Schedule 3.24) on an installation of security monitoring equipment which arises after the Closing Date shall be the responsibility of the Buyer; or

                 (iv) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

         (b) With respect to any indemnification obligations of Sellers arising under Section 10.2(a), the amount of such indemnification obligation shall not exceed the sum of the Holdback which has not been distributed to Sellers plus ten percent (10%) of the Purchase Price and the claim for such Damages must be made within two years of the Closing; provided, however, there shall be no limitation (amount of Damages or time period for bringing a claim) on Sellers' indemnification obligations hereunder in the event of the fraud on behalf of any or all of the Sellers or arising in connection with title to the Shares or the payment of any Tax.

         10.3 INDEMNIFICATIONS AND REIMBURSEMENT BY SELLERS - ENVIRONMENTAL MATTERS. In addition to the provisions of Section 10.2, Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and the other Indemnified Persons, and will reimburse Buyer, the Company, and any other Indemnified Person, for any Damages related to an Environmental Requirement (including costs of cleanup, containment, or other remediation) arising from or in connection with:

         (a) any liability or claim arising out of or relating to: (i)(A) the ownership, operation, or condition at any time on or prior to the Closing Date of any properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the properties and assets at any time on or prior to the Closing Date; or (ii) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date.

         (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Material that was Released or allegedly Released by Sellers or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

Buyer will be entitled to control any cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.5 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

         10.4 INDEMNIFICATION AND REIMBURSEMENT BY BUYER. Buyer will indemnify and hold harmless Sellers, and will reimburse Sellers, for any Damages arising from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any document delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions, or (d) any service provided by or any omission in a service which was initially required to be provided by the Company or the Buyer after the Closing Date.

         10.5    PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS.

         (a) Within 10 days after receipt by an indemnified party of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under this Section 10, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

         (b) If any Proceeding is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceedings, the indemnifying party will, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in the Proceeding are within the scope and/or subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent (which consent may not be unreasonably withheld) unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnifying party will have no liability with respect to any compromise or settlement of such claims effected without its consent (which consent may not be unreasonably withheld). If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may be unreasonably withheld).

         (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.


11.      ARBITRATION.

         11.1 REMEDIES. To the extent permitted by applicable law, and except for equitable relief which Buyer is entitled to seek under the Nonsolicitation Agreement, in the event any dispute arises between the parties under this Agreement, the parties hereto agree that arbitration shall constitute the exclusive remedy for the resolution of any such dispute or controversy. The arbitration proceedings shall be accomplished in accordance with the provisions of this Section 11.

         11.2 AMERICAN ARBITRATION ASSOCIATION. Except as expressly provided herein to the contrary, the arbitration proceeding shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time a demand for arbitration is made. To the extent that there is any conflict between the rules of the American Arbitration Association and this Section 11, this Section shall govern and determine the rights of the parties hereto.

         11.3 SELECTION OF ARBITRATOR. The arbitration will take place in Miami, Florida before a single arbitrator selected as described in this Section
11.3 either party may request the American Arbitration Association to provide a list of proposed arbitrators. Purchaser, on the one hand and Seller on the other hand, shall then take turns crossing off one name at a time from such list with the last remaining individual being appointed the arbitrator. Purchaser and Seller shall select by lot which of them strikes the first name from the list of proposed arbitrators. If the person selected in this method to be the arbitrator declines or is otherwise unavailable to serve as the arbitrator of the dispute, the arbitrator shall be selected from the same list of proposed arbitrators selected in the reverse order to which those proposed arbitrators' names were struck from the list until one of such individuals selected to be the arbitrator accepts the appointment and is able to serve as the arbitrator.

         11.4 DECISION OF ARBITRATOR. The arbitrator selected in the manner set forth in Section 11.3 hereof (the "Arbitrator") shall be requested to honor the intention of the parties hereto to resolve the disputes quickly and inexpensively. All decisions shall be made with this intention in mind.
Except as otherwise provided by applicable law, the decision of the Arbitrator, shall be exclusive, final and binding of all parties, their successors and assigns as applicable.

         11.5 PROCEDURES. Except as expressly set forth in this Agreement, the Arbitrator shall determine the manner in which the arbitration proceeding is conducted, including the time and place of all hearings, the order of presentation of evidence and all of the questions that arise with respect to the arbitration proceeding.

         11.6 APPLICABLE LAW. The Arbitrator shall be required to determine all issues in accordance with Florida law. The rules of evidence applicable to proceedings at law in the State of Florida will be applicable to the arbitration proceedings.

         11.7 JUDGMENT. The Arbitrator shall issue a single judgment at the close of the arbitration proceeding which shall dispose of all of the disputes of the parties that are the subject of the arbitration. Any party to the arbitration may seek a judgment from a court of competent jurisdiction to enforce the award of the Arbitrator.

         11.8 COSTS. The cost of arbitration, including administrative fees, fees for a record and a transcript, and the Arbitrator's fees shall be borne equally by the parties to the arbitration. Each party shall bear the costs of the fees charged such party by its own counsel; provided, however, the Arbitrator shall have the right to award reasonable attorneys' fees to the party determined by the arbitrator to be the prevailing party.


12.      POST CLOSING COVENANTS

         12.1 COLLECTION OF ACCOUNTS RECEIVABLE. Buyer agrees to forward to Sellers or their designees ninety percent (90%) of the payments associated with any Accounts Receivable listed on Schedule 3.9 which the Company receives after the Closing within twenty (20) days after the end of the calendar month in which such payments were received. The Company shall be entitled to retain ten percent (10%) of such payments associated with the accounts receivable as a collection fee. Sellers agree not to directly or indirectly contact any of the customers associated with the Accounts Receivable listed on Schedule 3.9. Sellers acknowledge that Buyer and its designees shall have the exclusive ability to contact such customers after the Closing unless Seller obtains Buyer's prior written consent to contact such customers. All payments received by Buyer or the Company associated with an Accounts Receivable listed on
Schedule 3.9 shall be applied by Buyer or the Company to the oldest amount past due.

         12.2 TAX ELECTION. Pursuant to Code Section 341(f) and Treasury Regulation Section 1.341-7, the Company consents to have the provisions of Code Section 341(f)(2) apply to any disposition by the Company of its subsection (f) assets as defined therein. In addition, the Company agrees to file the Code Section 341(f) consent, as attached hereto as Exhibit 12, with the IRS prior to the Closing Date.

         12.3 ALARM ACCOUNTS INCLUDED IN LOST RMR. If an Alarm Account is included in Lost RMR or is included among the Non Qualifying Over 90 RMR, then upon written request of at least three of the Sellers, Buyer shall transfer ownership of such Alarm Account to Sellers or their designees and shall take other action reasonably requested by at least three of the Sellers to facilitate such transfer. Upon such transfer to the Sellers, Sellers agree to indemnify and hold harmless Indemnified Persons for any Damages arising after the date of such transfer other than with respect to any liabilities relating solely to unpaid services rendered by Buyer or the Company. Sellers agree that there is no limitation on their indemnification obligation, pursuant to this Section 12.3.

         12.4 BUSINESS AND TAX RECORDS. Buyer and the Company shall maintain the business and tax records provided to Buyer by Sellers at the Closing Date for a period of seven years and shall allow Sellers the right to access and copy such records from time to time during normal business hours upon prior written notice by the Sellers to Buyer.

13.      GENERAL PROVISIONS

         13.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

         13.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity by Sellers with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as shall be approved by Buyer in advance of any such announcement or similar publicity. Unless consented to by the other party in advance prior to the Closing, Buyer and Seller shall, and shall cause the Company to, keep the terms of this Agreement strictly confidential and may not make any disclosure of the terms of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company' employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for and/or approve of any such communication.

         13.3 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

         If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

         13.4 NOTICES. Any notice required or permitted to be delivered pursuant to the terms of this Agreement shall be considered to have been sufficiently delivered within five days after posting, if mailed by U.S. Mail, certified or registered, return receipt requested, postage prepaid or, upon receipt by overnight courier maintaining records of receipt by addressee or if delivered by hand or telecopied with the original notice being mailed the same day by one of the foregoing methods and addressed as follows:

                 IF TO MASADA AT:

                 Masada Security, Inc.
                 950 22nd Street North, Suite 800
                 Birmingham, Alabama 35203

                 Attention:  Mr. Terry W. Johnson

                 FACSIMILE:  1-800-531-3293

                 TELEPHONE: (205) 323-7233


                 WITH COPY TO:

                 Burr & Forman
                 3100 SouthTrust Tower
                 420 North 20th Street
                 Birmingham, Alabama 35203

                 Attention:  W. Lee Thuston, Esq.

                 FACSIMILE:  (205) 458-5100

                 TELEPHONE: (205) 251-3000


                 IF TO SELLERS AT:

                 Russell B. Jones
                 13973 Southwest 140th Street
                 Miami, Florida 33186

                 Attention: Russell B. Jones

                 FACSIMILE: (305) 235-5005

                 TELEPHONE: (305) 238-0800


                 WITH COPY TO:

                 Zack, Sparber, Kosnitzky, Spratt & Brooks, P.A.
                 One International Place
                 100 Southeast 2nd Street, Suite 2800
                 Miami, Florida 33131

                 Attention: Michael Kosnitzky, Esq.

                 FACSIMILE:  (305) 539-1307

                 TELEPHONE: (305) 539-8400

or at such address as the party may designate by ten days advance written notice to the other party. Notice shall be effective when delivered to a responsible person at the address of the addressee.

         13.5 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         13.6 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;
(b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         13.7 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         13.8    SCHEDULES.

         (a) The disclosures in the Schedules to this Agreement, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

         (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules, the statements in the body of this Agreement will control.

         13.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement, the Nonsolicitation and Nonaccptance Agreement, the Escrow Agreement and any other related agreement (i) to any Subsidiary or affiliate of Buyer and/or (ii) to its lenders. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         13.10 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         13.11 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         13.12 GOVERNING LAW. This Agreement will be governed by and construed under the laws of the State of Florida without regard to conflicts of laws principles.

         13.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         13.14 DIRECTION OF SELLERS. Any consent or request provided herein by the Sellers shall be deemed to have been given only if at least three of the four Sellers make such request or give such consent in writing to Buyer.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.





Buyer:                                                      Sellers:

MASADA SECURITY, INC.



By:  Charles F. Armstrong                                   /s/ Russell B. Jones
   ---------------------------------                        ----------------------------
      Its: Vice President                                   Russell B. Jones
          --------------------------


                                                            /s/ Robert S. Moses
                                                            ----------------------------
                                                            Robert S. Moses


                                                            /s/ Ronald G. Walters
                                                            ---------------------------
                                                            Ronald G. Walters


                                                            /s/ David R. Donnelly
                                                            ---------------------------
                                                            David R. Donnelly


LIST OF EXHIBITS

Exhibit          1                Form of Contract
Exhibit          2.5(a)(iii)      Nonsolicitation Agreement
Exhibit          2.5(c)           Escrow Agreement
Exhibit          2.5(d)           Disbursement Letter
Exhibit          2.7(a)           Over 90 RMR Calculation
Exhibit          2.7(b)           Holdback Period I Calculation
Exhibit          2.7(c)           Holdback Period II Calculation
Exhibit          7.5              Monitoring Agreement
Exhibit          7.6              Seller's Legal Opinion
Exhibit          7.13             Certificate of Merger
Exhibit          12               Tax Consent


LIST OF SCHEDULES


Schedule         1                Loans Receivable
Schedule         2.3              Assumed Liabilities
Schedule         2.6              Alarm Accounts included in Reprogramming
                                  Allowance
Schedule         3.2              Required Consents
Schedule         3.6              Real Property Leases
Schedule         3.7              Title to Property
Schedule         3.8              Telephone Lines
Schedule         3.9              Accounts Receivable
Schedule         3.10             Inventory
Schedule         3.11             Undisclosed Liabilities
Schedule 3.12(a) Tax Returns Relating to income or franchise taxes filed since December 31, 1994
Schedule         3.12(b)          All Audits of tax return
Schedule         3.12(c)          Proposed Assessments
Schedule         3.14             Employee Benefits
Schedule         3.15(a)          Compliance with Legal Requirements
Schedule         3.15(b)          Governmental Authorizations
Schedule         3.16             Legal Proceedings
Schedule         3.17             Absence of Changes
Schedule         3.18(a)          Contracts (Alarm Accounts)
Schedule         3.18(b)          Applicable Contracts
Schedule         3.18(c)          Contracts - Miscellaneous Issues
Schedule         3.19             Insurance
Schedule         3.21             Employees
Schedule         3.23             Intellectual Property
Schedule         3.24             Product Warranties
Schedule         3.25             "Chip Change" Alarm Accounts